Exhibit 99.1
Meritage Homes Appoints Erin Lantz to its Board of Directors
Board Intends to Include Proposal to Declassify the Board at the 2025 Annual Meeting of Stockholders

SCOTTSDALE, Ariz., October 15, 2024— Meritage Homes (NYSE:MTH), the fifth-largest public homebuilder in the U.S., today announced the appointment of Erin Lantz as an independent director to its Board of Directors, effective October 14, 2024. Her appointment demonstrates the Company’s commitment to ongoing board refreshment as it increases its size to 11 directors. The Board plans to consider Ms. Lantz for appointment to one or more board committees over the course of the next several regularly scheduled board meetings.
Ms. Lantz brings to the Meritage Board over 20 years of leadership experience and extensive knowledge in technology-related offerings. She currently serves as Chief Revenue Officer for Ethos, a fintech company specializing in life insurance. Previously, Ms. Lantz was the Vice President and General Manager of Mortgages at Zillow Group, Inc., an online real estate database company, and Senior Vice President at Bank of America, where she led the Direct-to-Consumer purchase home loan business.
Her public company director experience currently includes Blend Labs, Inc. (NYSE: BLND), a provider of digital banking solutions, where she chairs the Compensation Committee and serves on the Audit Committee. Ms. Lantz formerly served on the boards of TrueCar, Inc., a digital automotive marketplace, and Washington Federal, Inc., a bank holding company. She holds an MBA from Harvard University and received a bachelor’s degree in Political Science, Philosophy and Economics from the University of Pennsylvania.
“We are pleased to welcome Erin to our Board,” said Steven J. Hilton, executive chairman of Meritage Homes. “With her impressive background in the technology, real estate and mortgage sectors, her unique insights will further enhance our Board’s depth of expertise and diversity of thought, while helping Meritage to continue advancing our position as a top five builder.”
“I am honored to join the Board of Meritage. I look forward to partnering with the Meritage directors and sharing my digitally-focused consumer and agent-facing platforms knowledge to help the Company navigate this important field,” said Ms. Lantz.
Additionally, the Company announced today that its Board has approved declassifying the Board of Directors and intends to ask stockholders to vote at the 2025 annual meeting on a proposal to approve amendments to the Company’s Certificate of Incorporation to effectuate the phased declassification of the Board (the “Declassification Proposal”). The Declassification Proposal to declassify the Board is in response to feedback the Company has received from its stockholders that annually elected boards increase accountability of directors to a company’s stockholders and that shifting from classified boards to the annual election of directors reflects governance best practices, as well as in furtherance of the Company’s previously disclosed refreshment initiative to transition longer tenured directors over an orderly period of time.

Other Information
The Company plans to file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement in connection with the Declassification Proposal. The Proxy Statement will contain important information about the Declassification Proposal as well as other matters. STOCKHOLDERS OF MERITAGE HOMES CORPORATION ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE DECLASSIFICATION PROPOSAL. Stockholders will be able to obtain free copies of these documents and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain free copies of these documents from the Company by contacting the Company's Investor Relations by email at investors@meritagehomes.com, or by going to the Company’s website at https://investors.meritagehomes.com.
Participants in the Solicitation
The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of Meritage Homes Corporation in connection with the Declassification Proposal. The following directors and executive officers of the Company are participants in the Company’s solicitation: Steven J. Hilton, Executive Chairman, Phillippe Lord, Chief Executive Officer and Director, Dennis Arriola, Director, Peter L. Ax, Director, Dana Bradford, Director, Louis E. Caldera, Director, Deb Henretta, Director, Joseph Keough, Director, P. Kelly Mooney, Director, Michael R. Odell, Director, Erin Lantz, Director (effective October 14, 2024), Hilla Sferruzza, Executive Vice President and Chief Financial Officer, Clinton Szubinski, Executive Vice President and Chief Operating Officer, Javier Feliciano, Executive Vice President and Chief People Officer, and Malissia Clinton, Executive Vice President and General Counsel. None of such participants owns in excess of 1% of the Company’s common stock except for Steven J. Hilton. Mr. Hilton beneficially owns 1.1% of the Company’s outstanding common stock. Additional information regarding the interests of participants in the solicitation of proxies in respect of the 2025 Annual Meeting will be included in the Proxy Statement.
Forward-Looking Statements

The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our intention to present the Declassification Proposal at the 2025 Annual Meeting of Stockholders. Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2023 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.

About Meritage Homes Corporation:
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.

Meritage has delivered over 185,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.

For more information, visit www.meritagehomes.com.